Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Completes Merger with Liberty Bank, N.A. and Appoints Directors

MIDDLEFIELD, OHIO, January 13, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) (“Middlefield”) today announced that it has completed its merger with Liberty Bank, N.A. Simultaneous with the close of the transaction, Middlefield added William A. Valerian and Thomas W. Bevan from the Liberty Bank Board of Directors to the Middlefield Board of Directors.

The merger, which was previously announced on July 28, 2016, was approved by all appropriate regulatory agencies, as well as the stockholders of both Liberty Bank and Middlefield. Under the terms of the Agreement and Plan of Reorganization, Liberty Bank stockholders are to receive either $37.96 in cash or 1.1934 shares of Middlefield common stock for each share of Liberty Bank common stock held.

Thomas G. Caldwell, President and Chief Executive Officer of Middlefield, stated, “We are pleased to welcome the customers, employees, and shareholders of Liberty Bank to the Middlefield family. The combination of these two high-quality banks creates a compelling financial institution. Increasing our size, scale, and geographic footprint allows Middlefield to extend services to additional retail and business customers, while providing all customers with leading financial products that are tailored to answer their own individual needs.”

“The merger with Liberty is an exciting milestone in our 115-year history and I am excited about the opportunities this merger creates. We are focused on completing the integration of Liberty Bank into The Middlefield Banking Company during the 2017 first quarter, and I look forward to updating our shareholders on our success throughout the New Year,” Mr. Caldwell concluded.

The system conversion and Liberty Bank branch signage will transition to The Middlefield Banking Company at the end of February, 2017.

Middlefield’s merger with Liberty Bank creates a bank holding company with approximately $1.0 billion in total assets, providing financial services through 14 banking offices in Geauga, Portage, Ashtabula, Trumbull, Lake, Franklin, Delaware, Cuyahoga, and Summit Counties in Ohio.

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $786.3 million at December 31, 2016. The bank operates 11 full-service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Sunbury, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.